Exhibit 99.1
ACE*COMM APPOINTS GINO PICASSO TO ITS BOARD OF DIRECTORS
Bill Grimes Retires from the Company’s Board
Gaithersburg, MD — February 12, 2008 — ACE*COMM Corporation (ACEC.OB), a global provider of network Business Support Solutions (BSS) and Advanced Operations Support Systems (AOSS), announced that Gino Picasso was elected to its board of directors at its February 8, 2008 meeting.
Executive Chairman George Jimenez commented, “Gino is a veteran in the telecom industry with more than 25 years of success in leading global businesses in the application of information and communication technologies. As a former president of ACE*COMM, he also brings a high level of knowledge and direct experience in the company’s business. We are very pleased and fortunate to have Gino join our board.”
Mr. Picasso is currently chief executive officer of MAP International, a company he co-founded to provide financial transactions and electronic payment infrastructure in the rural areas of developing countries. Most recently, he was CEO of Mobile 365, where he was charged with improving the company’s technical operations to meet the demands of its rapid growth and positioning the company as a leader in its telecommunications business segment. Under his direction, the company was sold to Sybase Inc. for $425 million in 2006.
Prior to his leadership of Mobile 365, Mr. Picasso led initiatives in raising private equity at Chesapeake Partners. One such initiative enabled a client to raise $80 billion for the acquisition of a controlling interest in a satellite services company. He was previously CEO of Iridium Satellite, where he successfully re-launched the services of this mobile satellite business after it emerged from Chapter 7.
Mr. Picasso also established a record of similar success at companies such as General Electric, where he achieved the position of president for GE Spacenet and orchestrated a turnaround of the GE Spacenet unit. Earlier in his career, Mr. Picasso spent five years at McKinsey as a consultant to leading enterprises worldwide.
Mr. Picasso holds an M.B.A. with distinction from the Wharton School of Business at the University of Pennsylvania, an M.S. in Computer Science from the University of Maryland at College Park and a B.S. in Mathematics from Georgetown University.
At its February 8 meeting, ACE*COMM’s board also accepted the resignation of Bill Grimes, who retired from the board after joining it in when the company merged with I3 Mobile, where he was chairman. Mr. Jimenez concluded, “We appreciate Bill’s tremendous dedication and thank him for his many contributions over the years.”

© 2008 ACE*COMM	News Release	1 of 2

About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.
For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Bell Aliant, Cincinnati Bell, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and VeriSign. Headquartered in Gaithersburg, MD, ACE*COMM has corporate offices in Australia, Canada and the UK. ACE*COMM is an ISO 9001 quality standard compliant company. For more information, visit www.acecomm.com.
ACE*COMM and the ACE*COMM logo are registered trademarks of ACE*COMM Corporation.

Media Relations Contact:	Investor Relations Contacts:
media@acecomm.com	Harriet Fried/Jody Burfening
+1 301.721.3000	hfried@lhai.com
+1 212.838.3777

© 2008 ACE*COMM	News Release	2 of 2